STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

February 9, 2012

Job Number: C20120208-1659
Reference Number: 00003419663-12
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
C22490-2001-001	Articles of Incorporation	4 Pages/1 Copies
C22490-2001-004	Amendment	1 Pages/1 Copies
C22490-2001-005	Articles of Merger	7 Pages/1 Copies

Respectfully,

ROSS MILLER
Secretary of State

Certified By: Christine Rakow
Certificate Number: C20120208-1659
You may verify this certificate
online at **http://www.nvsos.gov/**

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

ARTICLES OF INCORPORATION

OF

PLA.NET.COM, INC.

I, the undersigned natural person of the age of twenty-one years or more, acting as incorporator of a corporation under the Nevada Business Corporation Act, adopt the following Articles of Incorporation for such corporation:

FIRST: The name of the corporation is Pla.Net.Com, Inc.

SECOND: The address of the corporation in the State of Nevada is located at 2533 N. Carson Street, Carson City, Nevada 89706-0147. The resident agent in charge thereof is LAUGHLIN ASSOCIATES, INC.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Nevada Business Corporation Act.

FOURTH: Section 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 60,000,000, of which 50,000,000 shares shall be Common Stock with a par value of $0.0001 per share, and 10,000,000 shares shall be Serial Preferred Stock with a par value of $0.0001 per share.

Section 2. The holders of the Common Stock are entitled at all times to one vote for each share and to such dividends as the Board of Directors may in their discretion from time to time legally declare, subject, however, to the voting and dividend rights, if any, of the holders of the Serial Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation after the payment of all debts and necessary expenses, subject, however, to the rights of the holders of the Serial Preferred Stock then outstanding, shall be distributed among the holders of the Common Stock pro rata in accordance with their respective holdings. The Common Stock is subject to all of the terms and provisions of the Serial Preferred Stock as fixed by the Board of Directors as hereinafter provided.

Section 3. The Serial Preferred Stock shall be issued from time to time in one or more series with such distinctive serial designations and (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions, and at such times and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, at such price or prices or at such rates of exchange, and with such adjustments; and (f) shall have such other relative, participating, optional or special rights, qualifications, limitations or

restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issuance of such Serial Preferred Stock from time to time adopted by the Board of Directors pursuant to authority to do so which is hereby vested in the Board.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: The stock of this corporation shall be non-assessable.

SEVENTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

EIGHTH: The Board of Directors may, by resolution or resolutions, use authorized but unissued shares of Common Stock and Preferred Stock without shareholder approval in order to acquire businesses, to obtain additional financing or for other corporate purposes. Purchases of convertible preferred stock shall be treated in all respects as equivalent to purchases of common stock, such that, upon acquisition, the requisite holding period for Rule 144 purposes shall begin when the Convertible Preferred Stock is acquired, and not when it is converted from Preferred to Common Stock. Accordingly, if Preferred Stock has been held for longer than two years and the holder is not an affiliate, it shall be eligible for the safe harbor afforded by Rule 144 immediately upon conversion from Preferred to Common, as tacking shall be explicitly permitted between the Preferred Stock Certificate and its equivalent Common Certificate (or Certificates).

NINTH: The Board of Directors shall have the right to reincorporate the Company, to declare splits or reverse splits of the stock of the Company, increase or decrease the number of Common and/or Preferred shares authorized to be issued and outstanding, or otherwise act on matters concerning the corporate status and capital structure of the Company, without shareholder approval.

TENTH: The names and addresses of the persons who are to be directors of the corporation until the first meeting of stockholders or until their successors are elected is as follows, to-wit:
Which numbers one (1).

Roger A. Kimmel, Jr.
761 Parkview Drive
Aurora, Ohio 44202

ELEVENTH: In furtherance and not in limitation of the powers conferred by the laws of Nevada, the Board of Directors shall have the power to adopt, amend, repeal, or otherwise alter the By-laws of the corporation without any action on the part of the stockholders provided, however, that the grant of such power to the Board of Directors shall not divest the stockholders of nor limit their power, to adopt, amend, repeal or otherwise alter the By-laws.

TWELFTH: The corporation reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by the laws of Nevada, and all rights conferred on stockholders herein are granted subject to this reservation.

THIRTEENTH: A director of the Corporation shall, to the fullest extent permitted by the Nevada Business Corporation Act as it now exists or as it may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article ELEVENTH, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article ELEVENTH, shall eliminate or reduce the effect of this Article ELEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article ELEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

FOURTEENTH: To the fullest extent permitted by the Nevada Business Corporation Act a director or officer of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer or director.

FIFTEENTH: The incorporator is Roger A. Kimmel, Jr. whose mailing address is 761 Parkview Drive, Aurora, Ohio 44202.

I, Roger A. Kimmel, Jr., the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation under the laws of the State of Nevada do make and file these Articles of Incorporation, and do hereby certify that this is my act and deed and that the facts herein stated are true; and I have, accordingly, signed below this 29th day of June, 2001.

Roger A. Kimmel, Jr.

STATE OF OHIO)
)
COUNTY OF PORTAGE)

BE IT REMEMBERED that on this 29th day of June, 2001, personally came before me, a Notary Public for the State of Ohio, Roger A. Kimmel, Jr. party to the foregoing Articles of Incorporation, known to me personally to be such, and acknowledged the said Articles to be his act and deed and that the facts stated therein are true.

GIVEN under my hand and seal of office the day and year aforesaid.

Notary Public

SANDRA L. MENDOLERA
Notary Public, State of Ohio
My Commission Expires Mar. 10, 2003

FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

JUL 3 1 2001

No. C22490-01

Dean Heller
DEAN HELLER, SECRETARY OF STATE

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT BY RESIDENT AGENT

In the matter of **PLA.NET.COM, INC.** I, Laughlin Associates, Inc., hereby state that on July 25, 2001, I accepted the appointment as resident agent for the above named business entity.

The street address of the resident agent in this state is as follows:

2533 N. Carson St.
Carson City, NV 89706

Cindy Bibeau
for Laughlin Associates Inc.

July 25, 2001

BO

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
PLA.NET.COM, INC.

FILED # C22490-01

OCT 17 2001

IN THE OFFICE OF
DEAN HELLER, SECRETARY OF STATE

PLA.NET.COM, INC., a Corporation organized and existing under and by virtue of the Laws of the State of Nevada, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, at a meeting duly convened and held, adopted the following resolution:

RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Company that Article FIRST of the Articles of Incorporation be amended to read as follows:

FIRST: The name of this corporation shall be:

ARTICLE ONE SHOULD READ AS FOLLOWS:

THE NAME OF THE CORPORATION SHALL BE:

INPATIENT CLINICAL SOLUTIONS, INC.

SECOND: That the said amendment has been consented to and authorized by all holders of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of the Nevada Revised Statutes.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of the Nevada Revised Statutes.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by all of its officers and directors, this 21st day of September, 2001.

Osnah Bloom

Osnah Bloom, President & Director

Hina N. Sharma, Secretary, Treasurer & Director

Christian Le, Vice President & Director

10/16/2001 08:05A EHR198 FYKE-000-25

(325.00) PC **FILED # C22490-01**

FJ02-20082 OCT 3 0 2001

IN THE OFFICE OF
Dean Heller
DEAN HELLER SECRETARY OF STATE

ARTICLES AND PLAN OF MERGER

THESE ARTICLES AND PLAN OF MERGER (hereinafter referred to as this "Agreement") dated as of September 21, 2001 is made and entered into by and between Pla.Net.Com, Inc., a Nevada Corporation ("Issuer") and Inpatient Clinical Solutions, Inc., a Florida Corporation ("Acquired Company").

W-I-T-N-E-S-S-E-T-H

WHEREAS, Issuer is a corporation organized and existing under the laws of the State of Nevada and is a public, non-reporting corporation; and

WHEREAS, Acquired Company is a private company existing under the laws of the State of Florida and is also known by the name of Inpatient Clinical Solutions, Inc.;

NOW THEREFORE, in consideration of the premises, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that Acquired Company shall be merged into Issuer (the "Merger") upon the terms and conditions hereinafter set forth.

ARTICLE I
Merger

The following Plan of Merger was unanimously approved by all of the stockholders and directors of each of the undersigned corporations in the manner prescribed by law. It was unanimously agreed that the acquired Company shall be merged into Issuer, the separate existence of Acquired Company shall cease and Issuer shall continue to exist under the name of "Pla.Net.Com, Inc." by virtue of, and shall be governed by, the laws of the State of Nevada. The address of the Issuer in the State of Nevada is located at 2533 N. Carson Street, Carson City, Nevada 89706-0147. The resident agent in charge thereof is Laughlin Associates, Inc.

ARTICLE II
Articles of Incorporation of Issuer

The Articles of Incorporation of Issuer as in effect on the date hereof shall be the Articles of Incorporation of Acquired Company on the Closing Date without change unless and until amended in accordance with applicable law.

ARTICLE III
Bylaws of Issuer

The Bylaws of Issuer shall be in effect on the date hereof without change unless and until or repealed in accordance with applicable law.

ARTICLE IV
Effect of Merger on Stock of Constituent Corporation

4.01 All outstanding shares of Acquired Company common stock, ("Acquired Company Common Stock") shall be converted into 20,001,000 shares of Issuer stock ("Issuer Stock"). Acquired Company shall deliver all minutes and other books and records of Acquired Company that will satisfy Issuer or its representative.

4.02(a) Issuer shall act as exchange agent in the Merger.

(b) Issuer shall mail to each person who was, at the time of mailing, a holder of record of issued and outstanding Acquired Company Common Stock (i) a form letter of transmittal and (ii) instructions for effecting the surrender of the certificate or certificates, which represented issued and outstanding shares of Acquired Company Common Stock ("Acquired Company Certificates"), in exchange for certificates representing Issuer Stock. Upon surrender of an Acquired Company Certificate for cancellation to Issuer, together with a duly executed letter of transmittal, the holder of such Acquired Company Certificate(s) shall, subject to paragraph (f) of this section 4.02, be entitled to receive in exchange thereof a certificate representing that number of shares of Issuer Stock into which Acquired Company Common Stock theretofore represented by Acquired Company Certificate(s) so surrendered shall have been converted pursuant to the provisions of this Article IV; and Acquired Company Certificate(s) so surrendered shall forthwith be canceled.

(c) No dividends or other distributions declared after September 21, 2001 with respect to Issuer Stock and payable to holders of record thereof shall be paid to the holder of any unsurrendered Acquired Company Certificate(s) with respect to Issuer Stock which by virtue of the Merger are represented thereby, nor shall such holder be entitled to exercise any right as a holder of Issuer Stock until such holder shall surrender such Acquired Company Certificate(s). Subject to the effect, if any, of applicable law and except as otherwise provided in paragraph (f) of this Section 4.02, after the subsequent surrender and exchange of an Acquired Company Certificate, the holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which became payable prior to such surrender and exchange with respect to Issuer Stock represented by such Acquired Company Certificate.

(d) If any stock certificate representing Issuer Stock is to be issued in a name other than that in which Acquired Company Certificate surrendered with respect thereto is registered, it shall be a condition of such issuance that Acquired Company Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance to a person other than the registered holder of the Acquired

(vii) National Quotation Bureau Pink Sheet Listing. Issuer is currently listed on the National Quotation Bureau Pink Sheets Board with the following symbol: PLAE.

(viii) Full Disclosure. None of the representations and warranties made by Issuer, or in any certificate or memorandum furnished by Issuer, contains any untrue statement of a material fact or omits any material fact the omission of which would be misleading.

(ix) Contract and Leases. Issuer is not currently carrying on any business and is not a party to any contract, agreement or lease. No person holds a power of attorney for Issuer.

(x) Compliance with Laws. To the best of its knowledge, information and belief, Issuer has complied with, and is not in violation of any federal, state or local statute, law, rule and/or regulation.

(xi) Litigation. Issuer is not (and has not been) a party to any suit, action, arbitration, or legal, administrative or other proceeding(s), or pending governmental investigation. To the best knowledge, information and belief of Issuer, there is no basis for any such action or proceeding(s) and no such action or proceeding is threatened against Issuer and Issuer is not subject to or in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality.

(xii) Conduct of Business. Prior to the closing, Issuer shall conduct its business in the normal course and shall not (a) sell, transfer, pledge or assign any assets, (b) amend its Articles of Incorporation or Bylaws, (c) declare dividends, redeem or sell stock or other securities, (d) incur any liabilities, (e) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party or (f) enter into any other transaction.

(xiii) Documents. All minutes, consents or other documents pertaining to Issuer to be delivered at closing shall be valid and in accordance with the laws of Nevada.

(xiv) Title. The shares of Issuer Stock to be issued pursuant to this Agreement will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. None of such shares of Issuer Stock are or will be subject to voting trusts or agreements, no person holds or has the right to receive any proxy or similar instrument with respect to such shares, except as provided in this Agreement, Issuer is not a party to any agreement which offers or grants to any person the right to purchase or acquire any of the securities to be issued pursuant to this Agreement. There is no applicable local, state or federal law, rule, regulation or decree, which would, as a result of the issuance of the shares of Issuer Stock, impair, restrict or delay any voting rights with respect to the shares of Issuer Stock.

ARTICLE VIII

Representations and Warranties of Acquired Company

Acquired Company represents and warrants to Issuer that:

(i) Organization. Acquired Company is a corporation duly organized, validly existing and as of September 21, 2001 is in good standing under the laws of Florida and has all necessary corporate powers to own properties and carry on a business and is duly qualified to do business in Florida.

(ii) Capital. The authorized capital stock of Acquired Company consists of 10,000 shares of common stock, no par value, of which, prior to the closing there are 10,000 shares issued and outstanding.

(iii) Financial Statements. The Financial Statements of Acquired Company as of September 21, 2001, and the related statements of income and retained earnings for the period then ended have been prepared in accordance with generally accepted accounting principles consistently followed by Acquired Company throughout the periods indicated and fairly present the financial position of the Acquired Company as of the date of the Financial Statements.

(iv) Absence of Changes. Since the date of the Financial Statements, there has not been any change in the financial condition or operations of Acquired Company, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

(v) Liabilities. Acquired Company does not have any debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected on Acquired Company's Financial Statements. Acquired Company is not aware of any pending, threatened or asserted claims, claims of right, lawsuits or contingencies involving Acquired Company or its common stock. There is no dispute of any kind between Acquired Company and any third party.

(vi) Ability to Carry Out Obligations. Acquired Company has the right, power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Acquired Company and the performance by Acquired Company of its obligations hereunder will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw or other agreement or instrument to which Acquired Company or its shareholders are a party, or by which they and/or Acquired Company's property may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause Acquired Company to be liable to any party or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any assets of Acquired Company or upon the securities of Issuer to be acquired by Acquired Company's shareholders.

(vii) Full Disclosure. None of the representations and warranties made by Acquired Company, or in any certificate or memorandum furnished by Acquired Company, contains any untrue statement of a material fact or omits any material fact the omission of which would be misleading.

(viii) Compliance with Laws. To the best of its knowledge, information and belief, Acquired Company has complied with, and is not in violation of any federal, state or local statute, law, rule and/or regulation.

(ix) Litigation. Acquired Company is not (and has not been) a party to any suit, action, arbitration, or legal, administrative or other proceedings, or pending governmental investigation. To the best knowledge, information and belief of Acquired Company, there is no basis for any such action or proceedings and no such action or proceeding is threatened against Acquired Company and Acquired Company is not subject to or in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality.

ARTICLE IX
Documents to be Delivered

9.1 Issuer shall deliver to Acquired Company the following documents at the closing:

(a) Board of Directors minutes authorizing the issuance of certificates for the 20,001,000 shares of Issuer Stock to be issued to all of the Acquired Company shareholders pursuant to this Agreement.

(b) The resignation of the then current officers and directors of Issuer.

(c) A Board of Directors resolution appointing the following as the Officers and Directors of Issuer:

Osnah Bloom	President, Director
Christian Le	Vice President, Director
Hina N. Sharma	Treasurer, Secretary and Director

(d) All of the business and corporate records of Issuer, including but not limited to correspondence files, bank statements, checkbooks, savings account books, minutes of shareholder and directors' meetings, financial statements, shareholder listings, stock transfer records, agreements and contracts.

9.2 Acquired Company shall deliver to Issuer the certificates representing 100% of the issued and outstanding stock of Acquired Company.

ARTICLE X
Miscellaneous

10.1 Notices. Any notice to be given by the parties shall be given in writing and delivered in person to every other party, or forwarded by certified or registered mail, postage prepaid, at the address indicated for each party in the signature block hereof, unless the party giving any such notice has been notified, in writing, of a change of address. Any such notice shall be effective three (3) days after deposit in the U.S. Mail, if mailed; or upon receipt, if delivered.

10.2 Governing Law. This Agreement shall be governed and construed by the laws of the State of Nevada. If any action is brought between the parties with respect to this Agreement or otherwise, by way of a claim or counter claim, the parties agree that in any such action, and on all issues, the parties irrevocably waive their right to a trial by jury. Exclusive jurisdiction and venue for any such action shall be the State Courts of Nevada.

10.3 Attorney's Fees. In the event any party hereto shall employ legal counsel or bring an action or other proceeding against another party to enforce any of the terms, covenants or conditions hereof, the party prevailing in any such action or other proceeding shall be paid all reasonable attorneys' fees by the other party, as determined by the court, and in the event any judgment is secured by such prevailing party, all such attorneys' fees shall be included in such judgment.

10.4 Successors and Assigns. Except as herein otherwise provided, this Agreement and all of the terms and provisions hereof shall inure to the benefit of and be binding upon the heirs, executors, personal representatives, successors and assigns of the parties hereto.

10.5 Further Assurances. The parties hereto agree to execute, acknowledge and deliver such other documents and instruments as may reasonably be necessary or appropriate to carry out the full intent and purpose of this Agreement.

10.6 Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which may be executed by one or more of the parties hereto, with the same force and effect as though all parties executing such counterparts had executed but one instrument.

10.7 No Verbal Understandings. No verbal statements or conversations between the parties or their representatives occurring either before or after the execution of this Agreement shall be construed as having any bearing or effect upon this Agreement or any portion thereof, it being understood that this written Agreement evidences the complete agreement between the parties hereto. Any attempt at oral modification of this Agreement shall be void and of no effect.

10.8 No Waiver. The failure of any party to exercise any right or option arising out of the breach of this Agreement shall not be deemed a waiver of any right or option with respect to any subsequent or different breach, or to the continuance of any existing breach.

10.9 Headings. The headings of the several sections of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

10.10 Construction of Language. This Agreement shall be construed according to its ordinary meaning and shall not be strictly construed for nor against any parties hereto.

10.11 Restrictive Legend. The shares of Issuer delivered on the Closing Date shall carry legends which will restrict the sale of said shares for times and upon conditions that are subject to federal and state securities laws.

10.12 Complete Agreement. This Agreement contains the complete understanding and agreement of the parties hereto with respect to all matters referred to herein and all prior representations, negotiations and understandings are superseded hereby and merged into this Agreement. No party shall be liable or bound to any other person hereto in any manner by any agreement, warranty, representation or guarantee, except as specifically set forth herein or in any instrument executed pursuant hereto.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective officers, all as of

PLANET.COM, INC.
INC.
Issuer

By: Osnah Bloom
Osnah Bloom, President
2533 N. Carson Street
Carson City, Nevada 89706-0147

INPATIENT CLINICAL SOLUTIONS,
Acquired Company

By: [signature]
Hina N. Sharma, Secretary/Treasurer
19830 NW 2nd Street
Pembroke Pines, Florida 33029